SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A

             AMENDMENT TO APPLICATION OR REPORT FOR REGISTRATION OF
                    CERTAIN CLASSES OF SECURITIES PURSUANT TO
           SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

                          Winstar Communications, Inc.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

                  Delaware                           13-3585278
                  --------                          ------------
(State of incorporation or organization)   (I.R.S. Employer Identification No.)

685 Third Avenue, New York, New York                             10017
------------------------------------                            -------
(Address of principal executive offices)                       (Zip Code)

     If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

     If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(d), check the following box. [ ]

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General instruction A.(d), check the following box. [X]

     Securities Act registration statement file number to which this Form relates: ______________ (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

                                            Name of each exchange on which
Title of each class to be so registered     each class is to be registered
---------------------------------------     ------------------------------
None                                        None

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Series B Preferred Stock
                  (Title of Class)

Item 1. Description of Registrants Securities to Be Registered.

        Effective February 1, 2000, the Board of Directors of Winstar Communications, Inc. (the "Company") approved a third amendment (the "Third Amendment") to the Rights Agreement dated as of July 2, 1997, as amended on June 3, 1999 and July 15, 1999 (as so amended, the "Rights Agreement"), by and between the Company and Continental Stock Transfer and Trust Company, as Rights Agent (the "Rights Agent"). The Rights issued under the Rights Agreement were previously registered with the Securities and Exchange Commission ("SEC") on Form 8-A on July 2, 1997. The Third Amendment was adopted to (i) revise the definition of "Acquiring Person" by replacing references in the Rights Agreement to "Company Common Stock" with "Voting Stock", (ii) revise the definition of "Beneficial Owner" (and the correlative terms "beneficially own" and "Beneficial Ownership") to exclude therefrom any shares of a class of Voting Stock issued or deemed issued by the Company in payment of dividends on, or as a result of the failure of the Company to pay cash dividends on, outstanding shares of the Company's Series G Senior Cumulative Participating Convertible Preferred Stock (the "Series G Stock") pursuant to the terms of the instrument providing for the creation of the Series G Stock and (iii) amend or remove certain related provisions.

        A complete copy of the Third Amendment is attached hereto as Exhibit 4.4 and is incorporated herein by reference. A copy of the Rights Agreement, as previously amended, is incorporated herein by reference to Exhibit 4 to the Form 8-A filed with the SEC on July 2, 1997, to Exhibit 4.2 to the Form 8-A/A filed with the SEC on June 3, 1999 and to Exhibit 4.3 to the Form 8-A/A filed with the SEC on July 16, 1999.

Item 2.  Exhibits.
4.1 Rights Agreement dated as of July 2, 1997 between the Company and the Rights Agent (incorporated by reference to Exhibit 4 to the Form 8-A filed on July 2, 1997)

4.2 Amendment to the Rights Agreement dated as of June 3, 1999 between the Company and the Rights Agent (incorporated by reference to Exhibit 4.2 to the Form 8-A/A filed on June 3, 1999)

4.3 Second Amendment to the Rights Agreement dated as of July 15, 1999 between the Company and the Rights Agent (incorporated by reference to Exhibit 4.3 to the Form 8- A/A filed on July 16, 1999)

4.4 Third Amendment to the Rights Agreement dated as of February 1, 2000 between the Company and the Rights Agent (filed herewith)




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




                                  SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: February 10, 2000                        WINSTAR COMMUNICATIONS, INC.



                                                By: /s/ Kenneth J. Zinghini
                                                   -------------------------
                                                    Kenneth J. Zinghini
                                                    Senior Vice President

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


                                                   EXHIBIT INDEX

Exhibit
No.      Description
-------  ------------

4.1 Rights Agreement dated as of July 2, 1997 between the Company and the Rights Agent (incorporated by reference to Exhibit 4 to the Form 8-A filed on July 2, 1997)

4.2 Amendment to the Rights Agreement dated as of June 3, 1999 between the Company and the Rights Agent (incorporated by reference to Exhibit 4.2 to the Form 8-A/A filed on June 3, 1999)

4.3 Second Amendment to the Rights Agreement dated as of July 15, 1999 between the Company and the Rights Agent (incorporated by reference to Exhibit 4.3 to the Form 8-A/A filed on July 16, 1999)

4.4 Third Amendment to the Rights Agreement dated as of February 1, 2000 between the Company and the Rights Agent (filed herewith)




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